Exhibit 99.1

May 22, 2026

Dear Shareholder:

We are pleased to report on the progress of your Company for the first quarter of 2026. Performance during the quarter reflects continued stability in the core financial services business, a disciplined approach to growth, and a focus on stewardship that supports long-term value creation for both shareholders and the communities we serve. The broader economic environment entering 2026 remained mixed but generally constructive. Interest rates stabilized during the quarter, and while inflation and geopolitical events continue to influence markets, overall economic activity has remained resilient. Businesses and consumers alike have shown a willingness to invest and plan, even amid ongoing uncertainty.

Your Company remains focused on the principles that have guided Uwharrie since its founding: prudent lending, thoughtful growth, local decision‑making, and strong customer relationships. Our balance sheet strategy emphasizes stability and flexibility, allowing us to serve our customers responsibly while remaining well positioned to adapt as economic conditions evolve. This disciplined approach reflects our commitment to stewardship—ensuring that growth strengthens ownership, participation, and long‑term community vitality.

During the first quarter, your Company achieved the following milestones:

•
Total assets reached $1.25B, representing a 4% increase from December 31, 2025
•
Deposit growth totaled $51M, or 5%, reflecting continued relationship development across our core markets
•
Net income for the quarter was $3.2M, compared to $2.6M in Q1 2025
•
Pre-Tax, Pre-Provision Income* for Q1 2026 was $4.0M, compared to $3.6M in Q1 2025, a 13% increase
•
Credit quality remained sound, with 0.29% of total loans as past-due 30+ days or non-accrual compared to FFIEC peer** of 1.25%

Looking ahead, we expect economic conditions to remain dynamic, presenting both challenges and opportunities. While the timing and pace of future interest‑rate changes remain uncertain, we believe our conservative approach, sound governance, and strong foundation position us well across a range of scenarios. Our focus remains on disciplined performance, long‑term stewardship, and serving the communities that entrust us with their capital.

We appreciate the continued trust and confidence of our shareholders. Your support allows us to remain rooted in the communities we serve while pursuing sustainable growth that reflects our shared values.

With gratitude,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

President and Chief Executive Officer

*Pre-Tax, Pre-Provision Income is a non-GAAP measure. This metric is used by management to measure income from recurring operations.

**Federal Financial Institutions Examination Council report of Uniform Bank Performance Report from Call Report data as of March 31, 2026.

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2026	2025

Assets
Cash and due from banks	$10,543	$10,124
Interest-earning deposits with banks	105,646	67,076
Securities available for sale	366,836	343,866
Securities held to maturity (fair value $19,997 and $24,226, respectively)	21,962	26,784
Less: allowance for credit losses on securities held to maturity	(45)	(68)
Net securities held to maturity	21,917	26,716
Equity securities, at fair value	324	311
Loans held for sale	11,322	4,546
Loans held for investment	685,959	664,902
Less: allowance for credit losses on loans	(6,399)	(6,065)
Net loans held for investment	679,560	658,837
Premises and equipment, net	15,617	14,208
Interest receivable	4,578	4,697
Restricted stock	1,825	1,748
Bank-owned life insurance	8,114	7,972
Deferred income tax	7,311	8,282
Loan servicing assets	3,593	3,834
Other assets	12,028	11,192
Total assets	$1,249,214	$1,163,409

Liabilities
Deposits:
Demand, noninterest-bearing	$299,137	$282,049
Interest checking and money market accounts	428,956	405,730
Savings accounts	114,101	95,810
Time deposits, $250,000 and over	133,564	134,444
Other time deposits	155,645	141,258
Total deposits	1,131,403	1,059,291
Short-term borrowed funds	166	1,467
Long-term debt	29,067	29,180
Other liabilities	11,918	11,125
Total liabilities	1,172,554	1,101,063

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,149,685 and 7,061,777 shares, respectively.
Book value per share $9.23 in 2026 and $7.11 in 2025 (1)	8,937	8,827
Additional paid-in capital	13,250	12,427
Undivided profits	62,072	52,765
Accumulated other comprehensive loss	(18,254)	(22,328)
Total Uwharrie Capital Corp shareholders' equity	66,005	51,691
Noncontrolling interest	10,655	10,655
Total shareholders' equity	76,660	62,346
Total liabilities and shareholders' equity	$1,249,214	$1,163,409

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 3.0% stock dividend in 2025.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2026	2025

Interest Income
Interest and fees on loans	$10,614	$10,225
Interest on investment securities	3,241	3,087
Interest-earning deposits with banks and federal funds sold	728	490
Total interest income	14,583	13,802

Interest Expense
Interest paid on deposits	4,494	4,355
Interest paid on borrowed funds	325	343
Total interest expense	4,819	4,698

Net Interest Income	9,764	9,104
Provision for (recovery of) credit losses	(62)	281
Net interest income after provision for (recovery of) credit losses	9,826	8,823

Noninterest Income
Service charges on deposit accounts	289	259
Interchange and card transaction fees	242	249
Other service fees and commissions	1,054	981
Gain on sale of securities	186	-
Realized/unrealized gain (loss) on equity securities	21	(23)
Income from mortgage banking	1,181	1,051
Other income (loss)	(14)	(136)
Total noninterest income	2,959	2,381

Noninterest Expense
Salaries and employee benefits	5,882	5,420
Occupancy expense	497	464
Equipment expense	199	204
Data processing	225	213
Loan costs	66	89
Professional fees and services	213	270
Marketing and donations	395	359
Software amortization and maintenance	410	364
Other operating expenses	808	545
Total noninterest expense	8,695	7,928

Income before income taxes	4,090	3,276
Provision for income taxes	875	723
Net Income	$3,215	$2,553

Consolidated net income	$3,215	$2,553
Less: net income attributable to noncontrolling interest	(139)	(139)
Net income attributable to Uwharrie Capital Corp and common shareholders	$3,076	$2,414
Net Income Per Common Share (1)
Basic	$0.43	$0.33
Assuming dilution	$0.43	$0.33
Weighted Average Common Shares Outstanding (1)
Basic	7,167,728	7,288,141
Assuming dilution	7,167,728	7,288,141